____________________________________________________________________News Release
FOR IMMEDIATE RELEASE

                       TRANS LEASING ANNOUNCES ASSET SALE

                        Northbrook, IL - August 27, 1997

     Trans Leasing International, Inc. (NASDAQ NMS Symbol TLII) announced today that it has entered into an agreement to sell substantially all of its assets to General Electric Capital Corporation. The sale has been approved by its Board of Directors and holders of a majority of its stock. It is currently anticipated that the sale proceeds to the stockholders, net of debt repayment, taxes and liquidation and other expenses, will be approximately $10 per share and that the proceeds will be distributed to the stockholders in early 1998 via a liquidating dividend. Pursuant to the terms of the agreement, no further dividends will be paid on the Company's common stock pending closing of the sale transaction. It is anticipated that the Company's common stock will continue to trade on NASDAQ
until  the  sale  proceeds  are   distributed.

Details will be provided to stockholders in an information statement which will be mailed after filing withthe Securities and Exchange Commission. The transaction is subject to expiration of the antitrust pre-merger notification period and other conditions and, although the Company expects that the sale will be expeditiously completed, there can be no assurance that it will. Trans Leasing Chairman Larry Grossman said "We think that GECC is an excellent fit with out business. We are excited about how a combination with GECC will allow us to better serve our customersand provide our employees with new opportunities. The transaction maximizes shareholder value by providing a premium of about 40% over recent stock prices and nearly three times where the stock was trading a year ago."

Contact: Larry S. Grossman 1-800-323-1180

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                   TRANS LEASING INTERNATIONAL, INC.


Date:  September 10, 1997          By:  /s/Stephen J. Hupp
                                        Vice President Finance